Q1 FISCAL 2020 Letter to Shareholders May 11, 2020

Q1 Fiscal 2020 Highlights

- Posted $156.7 million of revenue, a gross margin of 12.7% on a GAAP basis and a net loss of $75.9 million. Excluding stock-based compensation, we achieved 16.2% gross margin on a non-GAAP basis and a loss of $9.8 million for adjusted EBITDA.
- Achieved 256 acceptances, an 8.9% year-over-year increase.
- Extended and amended our 5% and 6% convertible notes and announced $100 million in additional financing, with a majority of that to refinance the convertible notes.
- Named Greg Cameron as our new Chief Financial Officer to replace Randy Furr, who had previously announced his retirement. Greg joins Bloom after a 27-year career at General Electric.

"Despite the impact of COVID-19, our business showed strength in the first quarter of 2020. We continued to grow acceptances, up 8.9% YoY, driven by existing customers increasing their Bloom Energy Server footprint, as well as new acceptances in technology, media and telecommunications, and other industries. The high value of resilient power is more evident now than ever and we are well-positioned, as operations begin to normalize, to capitalize on this trend with our unique solutions."

KR Sridhar, Founder, Chairman and CEO, Bloom Energy

Dear Shareholder,

Bloom Energy is a mission-driven company, with the skills and expertise to quickly adapt – this is our DNA. While the global outbreak of COVID-19 has impacted every single one of us in one way or another, we have been able to quickly take steps to mitigate some of the impact of the pandemic on our people, business and customers, without compromising safety. Though we don't yet know exactly what lies ahead, we do know that our strategy and

Q1 Fiscal 2020 Key Results

GAAP Revenue ($M)

$156.7M


$632.6
$785.2
$147.0
$213.5
$156.7
FY'18
FY'19
Q1'19
Q4'19
Q1'20

Total Acceptances (100 kW units)

256 systems


809
1,194
235
386
256
FY'18
FY'19
Q1'19
Q4'19
Q1'20

GAAP Gross Margin

12.7%


16.7%
12.4%
1.1%
11.7%
12.7%
FY'18
FY'19
Q1'19
Q4'19
Q1'20

Non-GAAP Gross Margin (excluding SBC)

16.2%


21.4%
18.2%
13.5%
15.7%
16.2%
FY'18
FY'19
Q1'19
Q4'19
Q1'20

offerings are more relevant than ever. The pandemic has only accelerated the need for businesses to demonstrate resiliency and adaptability to protect themselves against macro disruptions and ensure business continuity. Bloom Energy will continue to do all we can to support our customers through these unprecedented challenges. We will also do all we can to help efforts to fight COVID-19, as we did by using our engineering expertise and manufacturing capabilities to refurbish more than 1,200 ventilators for use across three states. One of our core values is to do the right thing – no matter what – and these reflect how deeply engrained this is within our company culture. I also want to say thank you to our teams – who have not only stepped up to help respond to this crisis, but also continued to drive the business forward and execute on our mission to make clean, reliable and affordable energy for everyone in the world. Bloom’s manufacturing team refurbishing In Q1 2020, we named Greg Cameron as our new Chief ventilators in support of COVID-19 Financial Officer, replacing Randy Furr, who had previously response announced his retirement. Greg joins us from a 27-year career at GE, and we are looking forward to him bringing his operational, financial services and capital markets acumen to Bloom’s business. As we have previously announced, we did extend and amend our 5% and 6% convertible notes that were due in December 2020. We were pleased to get that accomplished within the current financial environment. Despite the impact of the coronavirus, we are pleased with the resiliency and strength of our business in Q1 2020. At the start of the quarter, we continued to benefit from the same trends that played to our capabilities in Q4, such as rising utility rates in our domestic markets and momentum in the Korean market. However, as COVID-19 began to expand around the world and into to some of our key markets, we experienced some customer purchasing and installation delays, as well as a level of short-term increased costs.

We are working hard to do what we can to mitigate and address these challenges. For example, we have implemented several cost containment measures to preserve cash while uncertainty regarding the magnitude and the duration of the current economic downturn continues. We are also focused on managing our working capital needs and maintaining as much operational flexibility as possible.

I want to thank you for your continued support and interest in Bloom Energy. The need for clean, reliable, and affordable energy has never been clearer, and the high value of resilient power is more evident now than ever. We are confident in our long-term strategy and our team's ability to execute it.



Bloom Energy Servers deployed at utility scale

Q1 Fiscal 2020 Financial Highlights

	Q1'19	Q4'19	Q1'20
Acceptances (100 kW)	235	386	256
Revenue ($M)	$147.0	$213.5	$156.7
GAAP Gross Margin (%)	1.1%	11.7%	12.7%
Gross Margin Excluding SBC (%)	13.5%	15.7%	16.2%
GAAP Net Loss ($M)	($104.9)	($68.3)	($75.9)
Adjusted EBITDA ($M)	($5.1)	$1.2	($9.8)
GAAP Net Loss per Share ($)	($0.94)	($0.58)	($0.61)
Adjusted Net Loss per Share ($)	($0.36)	($0.29)	($0.34)

Note on Debt Extension and New Debt On March 31, we executed the extension of and amendments to our outstanding 5% and 6% convertible notes and also announced an additional $100 million in new financing, with $70 million of the proceeds to be used to refinance the existing convertible notes. Our refinancing approach has always been in the best interest of our equity and debt holders, as well as our partners in the business, and this transaction exemplifies that approach. This was obviously done at a challenging time, with businesses of all sizes and across all sectors seeking to maintain liquidity and issuing debt. We are pleased to be able to get this extension and refinancing completed during this time. Total Acceptances and Backlog We achieved 256 acceptances in Q1 FY20, or 25.6 Megawatts (MW), from new and existing customers, an 8.9% increase year-over-year. Recall that an acceptance occurs when the system is turned on and producing full power. For orders where one of our international partners performs the installation, our acceptance criteria is different. Those acceptances are generally achieved when the systems are shipped or delivered to our partner. Upon acceptance, the customer order is moved from product backlog and 750kW rooftop installation in New York is recognized as revenue. The 256 acceptances City, overlooking Times Square represented 11 different end customers, across seven industries and two countries. Acceptances decreased 33.7% compared to Q4 FY19, much of which can be attributed to the timing of bookings in FY19 predominantly occurring in the second half; given the 9-12 months from a booking to acceptance, those bookings weren’t able to be installed in Q1’20. Also, as you may recall our stated goal is to maintain a product and installation backlog that supports approximately 9 to 12 months of future acceptances. We entered 2020 with a strong backlog of greater than $1 billion in product value. In light of the impact of COVID- 19, we are reiterating that our current backlog remains within our goal range at the end of Q1’20 of 9-12 months of future acceptances. Revenue We achieved $156.7 million of revenue in Q1 FY20, which was at the high-end of our estimates. Compared to our $147.0 million in Q1 FY19, this was an increase of 6.6% year-over-year, mainly attributable to the 8.9% increase in acceptances. Sequentially, revenue decreased by $56.8 million in Q1 FY20 from $213.5 million in Q4 FY19, a decrease of 26.6% mainly attributable to the 33.7% decrease in acceptances. Gross Profit and Gross Margin Gross profit on a GAAP basis increased by $18.3 million, or 1143.8%, to $19.9 million in Q1 FY20, yielding a gross margin of 12.7% from a gross profit of $1.6 million and gross margin of 1.1% in Q1 FY19. Both gross profit and gross margin improved due to a $12.8 million decrease in stock-based compensation, as well as higher acceptance volume. Excluding stock-based compensation, non-GAAP gross profit increased by $5.5 million, or 27.6% to $25.4 million in Q1 FY20, yielding a gross margin of 16.2%, from gross profit of $19.9 million and gross margin of 13.5% in Q1 FY19. Non-GAAP gross profit and margin increased due to higher acceptance volume and cost reduction efforts partially offset by lower electricity profit. On a sequential basis, gross profit is down $5.0 million relative to Q4 FY19’s gross profit of $24.9 million, primarily driven by lower acceptances in Q1 FY20. Gross margin increased by 1% on a sequential basis due to continued cost reduction efforts and favorable mix of site acceptances.

Excluding stock-based compensation, non-GAAP gross profit is down $8.1 million sequentially, relative to Q4 FY19’s non-GAAP gross profit of $33.5 million. This is also driven primarily by lower acceptances in Q1 FY20. Excluding stock-based compensation, non-GAAP gross margin increased by 0.5% sequentially, relative to Q4 FY19’s non-GAAP gross margin of 15.7% due to continued cost reduction efforts and favorable mix of site acceptances. Operating Expenses Operating expenses for Q1 FY20 on a GAAP basis were $66.3 million, which included an increase in year-over-year investments in headcount and materials to support our next generation Bloom Energy Server development, new product application development for zero carbon-based solutions, and investments in our demand generation functions to support increased growth partially offset by lower stock-based compensation. Excluding stock-based compensation, operating expenses for Q1 FY20 on a non-GAAP basis were $48.8 million, which was up $3.4 million, or 7.5% sequentially from Q4 FY19 and increased $10 million year-over-year, or 25.8%. The year-over-year increase includes $5 million of one- time expenses associated with debt restructuring, restatement related expenses, and other one-time legal expenses. As a percent of total revenue, our operating expenses, again excluding stock-based compensation, increased 4.7% to 31.1% in Q1 FY20 compared to 26.4% of revenue in Q1 FY19. This increase was primarily driven by the increase in operating expenses to support our next generation Bloom Energy Server development, new product application development for zero carbon-based solutions, and investments in our demand generation functions to support increased growth, as well as the $5 million one-time expenses associated with the debt 2.65MW system deployed at a meat plant restructuring, restatement related expenses, and legal expenses. Compared to Q4 FY19, operating expenses as a percent of revenue, excluding stock-based compensation in Q1 FY20 were up 9.8% from 21.3% to 31.1%. This increase was driven by the 7.5% increase in non-GAAP operating expenses, as well as by the lower sequential revenue driven by lower acceptance volume. Due to the current economic uncertainty associated with the COVID-19 pandemic, we have implemented cost containment measures to preserve cash, including tightly managing travel and entertainment expenses, staff costs and discretionary spending, and reducing capital expenditures. We are also focused on managing our working capital needs, maintaining as much flexibility as possible around timing of taking material receipts and not building inventory while managing potential changes or delays in installations. Net Loss and Adjusted EBITDA Net loss for Q1 FY20 on a GAAP basis was $75.9 million. The results for Q1 FY20 included $23.0 million of stock- based compensation expenses generally related to stock grants issued at the time of our IPO, as well as a loss on extinguishment of debt of $14.1 million in Q1 FY20 when we amended our convertible notes. Excluding stock-based compensation, net loss was $52.9 million on a non-GAAP basis for Q1 FY20, which, again, included the $14.1 million loss on extinguishment of debt driven by our convertible notes amendment in Q1 FY20. Adjusted EBITDA for Q1 FY20 was a loss of $9.8 million, an $11.0 million decrease when compared to Q4 FY19 adjusted EBITDA of $1.2 million, and a $4.7 million decrease when compared to Q1 FY19 adjusted EBITDA loss of $5.1 million. Earnings Per Share EPS for Q1 FY20 on a GAAP basis was ($0.61) and our adjusted EPS on a non-GAAP basis was ($0.34) per share.

Change in Net Cash Our cash position, including restricted cash, decreased by $23.5 million to $353.9 million from Q4 FY19 to Q1 FY20. This change included raising $30 million of convertible debt on March 31, 2020 as part of the overall convertible debt extension. Estimates Due to the uncertainties resulting from the global economic impact of the COVID-19 pandemic, Bloom Energy will not be providing guidance for the second quarter of 2020. However, we did want to provide some direction for our stock-based compensation for the rest of the year, given that the restricted stock units (RSUs) that we granted at the IPO will be fully vested in July of 2020, and our stock-based compensation will converge to a normalized level in Q4 FY20. XXX PLACEHOLDER FOR CUSTOMER Stock based compensation estimates: PICTURE Q2 FY20: $20M –$24M Q3 FY20: $15M - $19M Q4 FY20: $13M – $17M Diverse, International Customer Base Supports Strong Acceptances For our U.S. commercial and industrial (C&I) sector, we continued our momentum in healthcare, education, retail, and utility sectors, and saw new acceptances in the technology, media and telecommunications, and 1.2MW Bloom Energy microgrid deployment hospitality and entertainment industries. Throughout the year, existing customers have been increasing their Bloom Bloom Energy’s Power Outage Map Energy Server footprint and deploying our technology at Shows Increase in Blackouts in multiple locations. California

On the demand-side, a large portion of our customers are hospitals, healthcare companies, retailers and data centers. These industries are composed of essential businesses that still need the resiliency and reliability offered by our product. We have seen a modest increase in demand for our products in sectors where the COVID-19 pandemic has highlighted the benefits of always-on, on-site electric power in times of disaster and uncertainty. In the Asia-Pacific region, we have demonstrated the strength of our technology and deepened our market penetration. In Korea, our flagship 8.35 MW power tower project achieved its first year of commercial operations and greatly exceeded its contractual obligations. In India, we signed our first commercial scale on-site biogas to electricity project in the country. In Japan, our systems continued to operate during typhoon Hagibis, one of the largest storms in decades to hit the country. Market Opportunity for Power Grids Bloom Energy has recently taken action to support the US healthcare system. In late March and early April we were able to rapidly deploy our Energy Servers to two field hospitals in California designated for overflow COVID-19 patients. Our microgrid fuel cells provide emissions-free electricity that is free of smog-forming 2.5MW Bloom Energy microgrid deployed in particulates that could exacerbate respiratory issues Bangalore, India commonly experienced by patients suffering from the Coronavirus. Challenges like these represent significant opportunities for Boom Energy, and we remain well- positioned to address the challenges of a post- coronavirus world, due to our unique solutions that addresses sustainability and resiliency with equal force. With disruptive events continuing to increase and change, businesses and communities are increasingly taking their energy needs into their own hands. Our solutions are crafted to ensure those needs are addressed.

Announced Greg Cameron as new Chief Financial Officer Greg Cameron joined Bloom as our new Chief Financial Officer on April 1, replacing Randy Furr, who had previously announced his retirement. Greg, most recently president and CEO, Global Operations, GE Company, brings nearly three decades of experience as a financial and operational executive, including extensive work in navigating critical transitions with a focus on generating business success, building alignment among internal functionality, and mobilizing people and resources. Greg looks forward to connecting with our investors at future shareholder conferences and roadshows. Summary Even though our world has been turned upside down with the onset of the COVID-19 crisis, the Bloom team continues to demonstrate our ability to execute in the face of uncertainty. Not only did we adapt our manufacturing capability to provide much needed refurbishment of ventilators for those impacted by the virus, but we also were Bloom Energy rapid deploy microgrid able to deliver on our Q1 estimates. Supporting a field hospital at As we look forward, it is clear the resiliency value proposition Sleep Train Arena in Sacramento for our Energy Servers is becoming more and more apparent, as a large portion of our customer base are “essential businesses” and have continued to demand reliable and resilient power. We remain steadfast in our mission to deliver clean, reliable and affordable energy to everyone in the world. Sincerely, KR Sridhar, Founder, Chairman and Chief Executive Officer Greg Cameron, Chief Financial Officer

Bloom Energy

Summary GAAP Profit and Loss Statements

($000)	Q1'19	Q4'19	Q1'20
Revenue	147,001	213,543	156,699
Cost of Revenue	145,437	188,595	136,768
Gross Profit	**1,564**	**24,948**	**19,931**
Gross Margin	***1.1%***	***11.7%***	***12.7%***
Operating Expenses	88,306	72,820	66,326
Operating Loss	**(86,742)**	**(47,872)**	**(46,395)**
Operating Margin	***-59.0%***	***-22.4%***	***-29.6%***
Non-operating Expenses[1]	18,178	20,415	29,554
Net Loss Attributable to Common Stockholders	**(104,920)**	**(68,287)**	**(75,949)**

1. Non-operating Expenses, tax provision and non-controlling interest

Bloom Energy

Summary Non-GAAP Profit and Loss Statements

Excluding Stock Based Compensation ($000)	Q1'19	Q4'19	Q1'20
Revenue	147,001	213,543	156,699
Cost of Revenue	127,125	180,001	131,261
Gross Profit (Loss)	**19,876**	**33,542**	**25,438**
Gross Margin	***13.5%***	***15.7%***	***16.2%***
Operating Expenses	38,796	45,356	48,814
Operating Loss	**(18,920)**	**(11,814)**	**(23,376)**
Operating Margin	***-12.9%***	***-5.5%***	***-14.9%***
Non-operating Expenses	18,178	20,415	29,554
Net Loss Attributable to Common Stockholders	(37,098)	(32,229)	(52,930)
Adjusted EBITDA	**(5,101)**	**1,188**	**(9,782)**

Stock-Based Compensation Bridge ($000)	Q1'19	Q4'19	Q1'20
Gross Profit	1,564	24,948	19,931
Stock-based compensation-Cost of Revenue	18,312	8,594	5,507
Gross Profit – excluding SBC	**19,876**	**33,542**	**25,438**
Operating Expenses	88,306	72,820	66,326
Stock-based compensation-Operating Expenses	49,510	27,464	17,512
Operating Expenses - excluding SBC	**38,796**	**45,356**	**48,814**

	Upfront	Ongoing			Total
Q1'20 Non GAAP Results $'000	Product + Install	Service	Electricity	Total Ongoing	Q1'20
Acceptances (100kW)	252		4		256
Revenue	116,177	25,147	15,375	40,522	156,699
Cost of Revenue	89,381	29,349	12,530	41,879	131,261
Gross Profit (Loss)	**26,796**	**(4,202)**	**2,845**	**(1,357)**	**25,438**
Operating Expenses					48,814
Operating Loss					**(23,376)**

Product & Install Unit Economics ($/kW)	Q1'19	Q4'19	Q1'20
ASP	4,877	5,145	4,619
TISC[1]	4,146	4,494	3,554
Profit (Loss)	**731**	**651**	**1,065**

1. Total installed system cost is a cost metric to approximate the product and install cost of goods sold on a per kilowatt basis

Bloom Energy Servers have been deployed at approximately 600 locations across diverse industries in four countries.

Bloom Energy Condensed Consolidated Balance Sheets (unaudited) (in thousands) Three Months Ended March 31, December 31, 2020 2019 Assets Current assets: Cash and cash equivalents $ 180,307 $ 202,823 Restricted cash 29,730 30,804 Accounts receivable 35,691 37,828 Inventories 107,204 109,606 Deferred cost of revenue 79,799 58,470 Customer financing receivable 5,170 5,108 Prepaid expenses and other current assets 24,994 28,068 Total current assets 462,895 472,707 Property, plant and equipment, net 606,850 607,059 Customer financing receivable, non-current 49,446 50,747 Restricted cash, non-current 143,882 143,761 Deferred cost of revenue, non-current 4,939 6,665 Other long-term assets 44,596 41,652 Total assets $ 1,312,608 $ 1,322,591 Liabilities, Redeemable Noncontrolling Interest, Stockholders’ Deficit and Noncontrolling Interest Current liabilities: Accounts payable $ 60,401 $ 55,579 Accrued warranty 11,014 10,333 Accrued expenses other current liabilities 77,809 70,284 Deferred revenue and customer deposits 99,046 89,192 Financing obligations 11,248 10,993 Current portion of recourse debt 15,117 304,627 Current portion of non-recourse debt 8,670 8,273 Current portion of recourse debt from related parties - 20,801 Current portion of non-recourse debt from related parties 2,439 3,882 Total current liabilities 285,744 573,964 Derivative liabilities 23,377 17,551 Deferred revenue and customer deposits, net of current portion 120,927 125,529 Financing obligations, non-current 443,407 446,165 Long-term portion of recourse debt 396,097 75,962 Long-term portion of non-recourse debt 190,295 192,180 Long-term portion of recourse debt from related parties 52,786 - Long-term portion of non-recourse debt from related parties 30,597 31,087 Other long-term liabilities 28,543 28,013 Total liabilities 1,571,773 1,490,451 Redeemable noncontrolling interest 67 443 Stockholders’ deficit: Total stockholders’ deficit (333,099) (259,594) Noncontrolling interest 73,867 91,291 Total liabilities, redeemable noncontrolling interest, stockholders' deficit and noncontrolling interest $ 1,312,608 $ 1,322,591

Bloom Energy Condensed Consolidated Statements of Operations (unaudited) (in thousands, except per share data) Three Months Ended March 31st 2020 2019 Revenue: Product $ 99,559 $ 90,926 Installation 16,618 12,219 Service 25,147 23,467 Electricity 15,375 20,389 Total revenue 156,699 147,001 Cost of revenue: Product 72,489 88,772 Installation 20,779 15,760 Service 30,970 27,921 Electricity 12,530 12,984 Total cost of revenue 136,768 145,437 Gross profit 19,931 1,564 Operating expenses: Research and development 23,279 28,859 Sales and marketing 13,949 20,373 General and administrative 29,098 39,074 Total operating expenses 66,326 88,306 Loss from operations (46,395) (86,742) Interest income 819 1,885 Interest expense: - Interest expense (20,754) (21,800) - Interest expense to related parties (1,366) (1,612) Other income (expense), net (8) 265 Loss on extinguishment of debt (14,098) - Loss (Gain) on revaluation of embedded derivatives 284 (540) Loss before income taxes (81,518) (108,544) Income tax provision 124 208 Net loss (81,642) (108,752) Less: net loss attributable to noncontrolling interests and redeemable noncontrolling interests (5,693) (3,832) Net loss attributable to Class A and Class B common stockholders $ (75,949) $ (104,920) Net loss per share available to Class A and Class B common stockholders, basic and diluted $ (0.61) $ (0.94) Weighted average shares used to compute net loss per share attributable to Class A and Class B common stockholders, basic and diluted (in thousands) 123,763 111,842

Bloom Energy Statement of Cash Flows (unaudited) (in thousands) Three Months Ended March 31st, 2020 2019 Cash flows from operating activities: Net loss (81,642) (108,752) Adjustments to reconcile net loss to net cash used in operating activities: Depreciation and Amortization 13,034 14,225 Write-off of property, plant and equipment, net 1 1 Revaluation of derivative contracts 2 41 87 Stock-based compensation 23,019 67,822 Loss (gain) on long-term REC purchase contract (4) 59 Loss on extinguishment of debt 14,098 - Amortization of debt issuance cost 4,755 5,152 Changes in operating assets and liabilities: Accounts receivable 2,136 4,131 Inventories 2,083 11,087 Deferred cost of revenue (19,494) (11,084) Customer financing receivable and others 1,240 1,339 Prepaid expenses and other current assets 3,060 6,628 Other long-term assets (2,924) (416) Accounts payable 4,822 (2,464) Accrued warranty 681 (2,697) Accrued expenses and other current liabilities 509 (373) Deferred revenue and customer deposits 5,253 1,244 Other long-term liabilities 1,184 4,166 Net cash used in operating activities (27,948) (9,845) Cash flows from investing activities: Purchase of property, plant and equipment (12,360) (11,946) Payments for acquisition of intangible assets - (848) Proceeds from maturities of marketable securities - 104,500 Net cash provided by (used in) investing activities (12,360) 91,706 Cash flows from financing activities: Borrowings from issuance of debt to related parties 30,000 - Repayment of debt (9,128) (5,016) Repayment of debt to related parties (2,105) (778) Proceeds from Financing Obligations - 10,961 Repayment of Financing Obligations (2,503) (1,883) Distributions to noncontrolling and redeemable noncontrolling interests (4,270) (3,189) Proceeds from issuance of common stock 4,845 7,493 Net cash provided by financing activities 16,839 7,588 Net increase (decrease) in cash, cash equivalents, and restricted cash (23,469) 89,449 Cash, cash equivalents, and restricted cash: Beginning of period 377,388 280,485 End of period 353,919 369,934

Bloom Energy Management’s Use of Non-GAAP Financial Measures This letter includes certain non-GAAP financial measures as defined by SEC rules. These non-GAAP financial measures are in addition to, and not a substitute for or superior to, measures of financial performance prepared in accordance with U.S. GAAP. There are a number of limitations related to the use of these non-GAAP financial measures versus their nearest GAAP equivalents. For example, other companies may calculate non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. We urge you to review the reconciliations of our non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures set forth in this letter, and not to rely on any single financial measure to evaluate our business. Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited) (In Thousands) Gross Profit and Gross Margin to Gross Profit Excluding Stock-Based Compensation and Gross Margin Excluding Stock-Based Compensation Gross margin and gross profit excluding stock-based compensation (SBC) are a supplemental measures of operating performance that do not represent and should not be considered alternatives to gross margin or gross profit, as determined under GAAP. These measures remove the impact of stock-based compensation. We believe that gross margin and gross profit excluding stock-based compensation supplement the GAAP measures and enable us to more effectively evaluate our performance period-over-period. A reconciliation of gross margin and gross profit excluding stock-based compensation to gross margin and gross profit, the most directly comparable GAAP measures, and the computation of gross margin excluding stock- based compensation are as follows: Q1’19 Q4’19 Q1’20 Revenue 147,001 213,543 156,699 Gross Profit 1,564 24,948 19,931 Gross Margin % 1.1% 11.7% 12.7% Stock-based compensation (Cost of Revenue) 18,312 8,594 5,507 Gross Profit excluding SBC 19,876 33,542 25,438 Gross Margin excluding SBC % 13.5% 15.7% 16.2% Operating Loss to Operating Income (Loss) Excluding Stock-Based Compensation Operating income (loss) excluding stock-based compensation is a supplemental measure of operating performance that does not represent and should not be considered an alternative to operating loss, as determined under GAAP. This measure removes the impact of stock-based compensation. We believe that operating income (loss) excluding stock-based compensation supplements the GAAP measure and enables us to more effectively evaluate our performance period-over-period. A reconciliation of operating income (loss) excluding stock-based compensation to operating loss, the most directly comparable GAAP measure, and the computation of operating income (loss) excluding stock-based compensation are as follows: Q1’19 Q4’19 Q1’20 Operating Income (86,742) (47,872) (46,395) Stock-based compensation 67,822 36,058 23,019 Operating Income excluding SBC (18,920) (11,814) (23,376)

Net Loss to Adjusted Net Loss and Computation of Adjusted Net Loss per Share

Adjusted net loss and adjusted net loss per share are supplemental measures of operating performance that do not represent and should not be considered alternatives to net loss and net loss per share, as determined under GAAP. These measures remove the impact of the non-controlling interests associated with our legacy PPA entities, the revaluation of warrants and derivatives, fair market value adjustment for the PPA derivatives, and stock-based compensation, all of which are non-cash charges. We believe that adjusted net loss and adjusted net loss per share supplement GAAP measures and enable us to more effectively evaluate our performance period-over-period. A reconciliation of adjusted net loss to net loss, the most directly comparable GAAP measure, and the computation of adjusted net loss per share are as follows:

	Q1'19	Q4'19	Q1'20
Net loss to Common Stockholders	**(104,920)**	**(68,287)**	**(75,949)**
Deemed dividend for non-controlling interest	-	2,454	-
Loss on extinguishment of debt	-	-	14,098
Loss for non-controlling interests[1]	(3,832)	(5,178)	(5,693)
Loss (gain) on warrant & derivatives liabilities[2]	540	540	(284)
Loss (gain) on the Fair Value Adjustments for certain PPA derivatives[3]	(406)	(634)	560
Stock-based compensation	67,822	36,058	23,019
Adjusted Net Loss	**(40,796)**	**(35,047)**	**(44,248)**
Net loss to Common Stockholders per share	**$ (0.94)**	**$ (0.58)**	**$ (0.61)**
Adjusted net loss per share	**$ (0.36)**	**$ (0.29)**	**$ (0.34)**
Pro forma weighted average shares outstanding attributable to common, Basic and Diluted (thousands)[4]	112,751	119,532	128,323

1. Represents the profits and losses allocated to the non-controlling interests under the hypothetical liquidation at book value (HLBV) method
2. Represents the adjustments to the fair value of the warrants issued or embedded derivatives associated with the convertible notes and other derivatives
3. Represents the adjustments to the fair value of the derivative forward contract for one PPA entity (our first PPA company), a wholly owned subsidiary
4. Includes adjustments to reflect assumed conversion of redeemable convertible preferred stock and convertible promissory notes

Net Loss to Adjusted EBITDA Adjusted EBITDA is a non-GAAP supplemental measure of operating performance that does not represent and should not be considered an alternative to operating loss or cash flow from operations, as determined by GAAP. Adjusted EBITDA is defined as net income (loss) before interest expense, income tax expense, non-controlling interest, revaluations, stock-based compensation and depreciation and amortization expense. We use Adjusted EBITDA to measure the operating performance of our business, excluding specifically identified items that we do not believe directly reflect our core operations and may not be indicative of our recurring operations. Adjusted EBITDA may not be comparable to similarly titled measures provided by other companies due to potential differences in methods of calculations. A reconciliation of Adjusted EBITDA to net loss is as follows: Q1’19 Q4’19 Q1’20 Net loss to Common Stockholders (104,920) (68,287) (75,949) Deemed dividend for non-controlling interest - 2,454 - Loss on extinguishment of debt - - 14,098 Loss for non-controlling interests1 (3,832) (5,178) (5,693) Loss (gain) on warrant & derivatives liabilities2 540 540 (284) Loss (gain) on the Fair Value Adjustments for certain PPA (406) (634) 560 derivatives3 Stock-based compensation 67,822 36,058 23,019 Depreciation & Amortization 14,225 13,636 13,034 Provision (benefit) for Income Tax 208 31 124 Interest Expense / Other Misc 21,262 22,568 21,309 Adjusted EBITDA (5,101) 1,188 (9,782) 1. Represents the profits and losses allocated to the non-controlling interests under the hypothetical liquidation at book value (HLBV) method 2. Represents the adjustments to the fair value of the warrants issued or embedded derivatives associated with the convertible notes and other derivatives 3. Represents the adjustments to the fair value of the derivative forward contract for one PPA entity (our first PPA company)

Safe Harbor Statement / Forward-Looking Statements This letter may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, the demand for our Energy Servers and ability to preserve cash and manage our working capital needs. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors including, but not limited to, our limited operating history, the emerging nature of the distributed generation market, the significant losses we have incurred in the past, the significant upfront costs of our Energy Servers, the risk of manufacturing defects, the accuracy of our estimates regarding the useful life of our Energy Servers, the availability of rebates, tax credits and other tax benefits, our reliance on tax equity financing arrangements, our reliance upon a limited number of customers, our lengthy sales and installation cycle, construction, utility interconnection and other delays and cost overruns related to the installation of our Energy Servers, business and economic conditions and growth trends in commercial and industrial energy markets, global economic conditions and uncertainties in the geopolitical environment; overall electricity generation market, the impact of the COVID-19 pandemic on the global economy and its potential impact on our supply chain, installation operations, demand for our products, the ability of our customers to continue to be able to secure financing for our products, the restatement of our financial statements as announced in our Current Report on Form 8-K filed with the SEC on February 12, 2020 and other risks and uncertainties. You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee that the future results, performance, or events and circumstances described in the forward- looking statements will be achieved or occur. Moreover, neither we, nor any other person (including any potential underwriter of our securities), assume responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update any forward-looking statements for any reason after the date of this presentation to conform these statements to actual results or to changes in our expectations, except as required by law. These forward-looking statements should also be read in conjunction with the other cautionary statements that are included elsewhere in our public filings, including under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, the Company’s quarterly report filed May 11, 2020 and subsequent filings with the SEC. The statements in this shareholder letter were made as of March 16, 2020 and reflect management’s views and expectations at that time. We disclaim any obligation to update or revise any forward-looking statements in this letter to reflect subsequent events, actual results or changes in our expectations, except as required by law.